                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                     REGISTRATION NO. 333-116155
                                                      REGISTRATION NO. 333-96369

                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED NOVEMBER 21, 2005)

                                4,157,797 SHARES

                           METRETEK TECHNOLOGIES, INC.

                                  COMMON STOCK

      This prospectus supplement supplements the prospectus dated November 21, 2005 of Metretek Technologies, Inc. relating to the offer and sale from time to time of up to 4,157,797 shares of our common stock by the selling securityholders identified in the prospectus.

      This prospectus supplement is incorporated into, should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. Terms used but not otherwise defined in this prospectus supplement but defined in the prospectus have the meanings given to them in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                             SELLING SECURITYHOLDERS

      The table of Selling Securityholders (the "Selling Securityholders") is hereby amended as provided below. First, the share information as to DDJ Canadian High Yield Fund, a Selling Securityholder listed in the prospectus, is amended to correctly set forth the number of shares it is offering in the prospectus as of the date of the originally filed prospectus. Second, SRG Capital LLC, a Selling Securityholder listed in the prospectus, recently transferred its beneficial ownership of 9,677 shares of common stock that may be acquired upon the exercise of currently exercisable warrants to Spectra Capital Management LLC, which transferee was not specifically named in the prospectus. The prospectus is amended in this prospectus supplement to provide the correct number of shares offered in the prospectus by DDJ Canadian High Yield Fund and to delete SRG Capital LLC as a named Selling Securityholder and to include, as to the same shares, the name of its transferee, Spectra Capital Management LLC. The table below sets forth, as of the date of this prospectus supplement, the following information for each of these Selling Securityholders:

      -     its name;

      - the number and percentage of shares of common stock beneficially owned; and

      - the number of shares of common stock that may be offered and sold from time to time under the prospectus.

                                           SHARES BENEFICIALLY
                                                  OWNED                                 SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING                                AFTER OFFERING (2)
                                           ------------------                           -------------------------
NAME OF SELLING                                                   NUMBER OF SHARES
SECURITYHOLDER                              NUMBER    PERCENT       OFFERED (1)          NUMBER           PERCENT
--------------------------------------     -------    -------     ----------------      --------          -------
Spectra Capita Management LLC (39)           9,677        *             9,677              0                 *

DDJ Canadian High Yield Fund (43) (45)     664,484      5.4           664,484              0                 *

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(39)  Affiliated with Spectra Financial Group LLC, a registered broker-dealer, because a member of the selling securityholder is also a member of the broker-dealer.

(43) Information based, in part, on Amendment No. 6 to Schedule 13D filed with the SEC on December 16, 2004, by DDJ Capital Management, LLC ("DDJ"), B III-A Capital Partners, L.P. ("B III-A Capital Partners") and GP III-A, LLC ("GP III-A"), indicating beneficial ownership as of December 9, 2004. Information also based, in part, on Amendment No. 3 to Schedule 13G filed with the SEC on February 16, 2005 by General Motors Trust Company, as trustee for GMAM Investment Funds Trust II ("GMAM") and General Motors Investment Management Corporation ("GMIMCO"), indicating beneficial ownership as of December 31, 2004. GP III-A is the general partner of, and DDJ is the investment manager for, B III-A Capital Partners. DDJ is the investment advisor to the DDJ Canadian High Yield Fund. DDJ is an investment manager for GMAM. As of January 5, 2006, the most recent date for which we have such information based upon on Amendment No. 9 to
      Schedule 13D filed with the SEC on January 17, 2006, by DDJ, B III-A Capital Partners and GP III-A, this Selling Securityholder beneficially owned 519,284 shares, representing 3.2% of our total outstanding shares.

(45)  These shares are held in the nominee name of Hare & Co.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is February 28, 2006.